Exhibit 99.1

Potlatch Discharges Obligations on $100 Million Credit Sensitive Debentures

SPOKANE, Wash.--(BUSINESS WIRE)--June 11, 2009--Potlatch Corporation (NYSE: PCH) today announced that its obligations under the indenture governing the $100 million principal amount of 9-1/8 percent credit sensitive debentures, due December 1, 2009, have been fully discharged.

Potlatch's former affiliate, Clearwater Paper Corporation, has deposited with the indenture trustee a sum sufficient to satisfy all remaining principal and interest due on the credit sensitive debentures. Prior to Potlatch's spin-off of Clearwater in December 2008, Clearwater agreed to make all remaining payments to holders of the credit sensitive debentures.

“We are pleased that Clearwater has successfully refinanced its debt and has satisfied Potlatch’s obligations on the debentures,” said Michael J. Covey, chairman, president and chief executive officer for Potlatch. “This is a very positive development for both companies and their shareholders.”

Until the December 1, 2009 maturity date of the debentures, the funds deposited with the indenture trustee by Clearwater Paper for payment to the debenture holders will be reflected on Potlatch’s balance sheet as restricted cash. In addition, we expect the $100 million limitation on availability under our $250 million bank credit facility to be removed as a result of the deposit with the indenture trustee of funds sufficient to satisfy its obligations on the debentures.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation statements about borrowing availability under our bank credit facility. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause Potlatch's actual results to differ materially include those risks and uncertainties described from time to time in Potlatch's public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and Potlatch does not undertake to update any forward-looking statements.

CONTACT:
Potlatch Corporation
Media:
Mark Benson, 509-835-1513
or
Investors:
Eric Cremers, 509-835-1521